EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-03583, 333-101691, 333-198694, 333-207116, 333-227511, 333-235403, and 333-261448) of Patterson Companies, Inc. of our reports dated June 21, 2023, with respect to the consolidated financial statements of Patterson Companies, Inc. and the effectiveness of internal control over financial reporting of Patterson Companies, Inc. included in this Annual Report (Form 10-K) of Patterson Companies, Inc. for the year ended April 29, 2023.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 21, 2023